    FOR IMMEDIATE RELEASE

    CONTACT:

    Melinda Kile

    VP and Controller

    206-286-2501

    NeoRx Reports Progress in Pretarget® Product Development Programs

    Seattle, WA, January 2, 2002—NeoRx Corporation (NASDAQ: NERX) today announced that it has completed patient enrollment in a Phase Ia clinical trial of Pretarget® Lymphoma, and has initiated a Phase Ia trial of a second Pretarget product candidate in patients with gastrointestinal adenocarcinoma.

    Pretarget technology is a broad platform for development of targeted therapeutics that deliver intense doses of anti-cancer agents to tumor cells while sparing healthy tissues. Conventional targeting technologies use radionuclides directly linked to antibodies. These large molecules circulate slowly, exposing the body to their radioactive payload, limiting the dose that can be administered safely. The Pretarget approach uncouples the targeting agent from the radionuclide, with separate administration of a fusion protein that targets tumor cells, a clearing agent to remove unbound fusion protein, and a small-molecule radiotherapeutic that attaches rapidly to the pre-localized fusion protein to destroy tumor cells. Pretarget technology can incorporate a wide range of specific fusion proteins and therapeutic effectors to address various cancers and other diseases.

    The Phase Ia trial of Pretarget Lymphoma involves patients with adult B-cell non-Hodgkin's lymphoma (NHL) who did not respond to standard therapy. Objectives of the study are to evaluate safety, pharmacokinetics, biodistribution, dosage and timing of administration of the Pretarget components. In the Phase Ia trials, patients were administered one of two dose levels of an anti-CD20-streptavidin fusion protein (B9E9), followed by infusion of the clearing agent, and the radiotherapeutic, a 90Y-biotin conjugate.

    Evaluation of the data and patient monitoring in this Phase Ia trial are ongoing. Preliminary results indicate that the therapy is usually well-tolerated. The estimated dose of 90Y delivered to the patients' tumors with the Pretarget regimen was comparable to that previously achieved with directly radiolabeled whole anti-CD20 antibody; however, the estimated doses to the whole body and bone marrow were significantly lower. These preliminary results indicate the potential of Pretarget Lymphoma to deliver clinically effective doses of radiotherapeutic, with significantly reduced exposure of healthy tissues. NeoRx plans to undertake further clinical trials of Pretarget Lymphoma in NHL patients, with escalating doses of the 90Y-therapeutic, following successful completion of the Phase Ia study.

    "Preliminary clinical data indicate that Pretarget Lymphoma offers a promising new treatment approach for patients with recurrent B-cell lymphomas," said Oliver Press, M.D., Ph.D., Professor in Medicine and Biological Structure, University of Washington; Member, Fred Hutchinson Cancer Research Center, Seattle; and an advisor to NeoRx. "With conventional radiolabeled anti-CD20 antibodies, toxicity to bone marrow and other tissues limits the dose that can be safely administered. As such, there is much room for improvement in remission rates, survival and safety, and early Pretarget data suggest potential for improvement on all these fronts."

    Dr. Press led an animal study recently published in the journal Blood (98[8]: 2535-2543) comparing anti-CD20 radioimmunotherapy (RIT) using the Pretarget approach to RIT with conventional radiolabeled CD20 antibodies in a murine model of human B-cell lymphoma. The study demonstrated superior biodistribution of radioactivity, reduced toxicity and enhanced therapeutic efficacy with the Pretarget approach in this model, and indicated that this approach may enable substantial dose escalation of CD20-directed RIT, for more durable remissions in patients with NHL.

    NeoRx also has begun a Phase Ia clinical trial of Pretarget® Carcinoma in patients with gastrointestinal adenocarcinoma. This second Pretarget product candidate uses a CC49-streptavidin fusion protein specific for TAG-72, a tumor antigen expressed on cancers of the colon, prostate, breast, ovary and other human adenocarcinomas. The Phase Ia study will evaluate safety, pharmacokinetics, biodistribution, dosage and timing of administration of the CC49 fusion protein, clearing agent, and 90Y-biotin conjugate. The company expects to complete this study in the first half of 2002.

    NeoRx also is evaluating an anti-Tac-streptavidin fusion protein specific for IL-2Ra (CD25), an antigen expressed in cutaneous T-cell lymphoma, adult T-cell leukemia, anaplastic large cell lymphoma (ALCL), and other malignancies. Preclinical studies of this fusion protein, led by Thomas Waldmann, M.D. of the National Cancer Institute, recently were presented at the American Society of Hematology Annual Meeting in Orlando, FL. The study assessed in vitro binding characteristics and in vivo biodistribution of the anti-Tac fusion protein in ACLC tumor-bearing mice treated with the Pretarget protocol using an 111In-biotin tracer. The binding characteristics and high tumor targeting efficiency of the anti-Tac fusion protein in this study indicate its potential for trials in patients with T-cell leukemias and lymphomas.

    NeoRx is a cancer therapeutic company developing products for targeted delivery of cytotoxic agents, including radiopharmaceuticals, to tumor sites.

    This release contains forward-looking statements relating to the development of the Company's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress, costs and results of clinical trials, the availability, cost and timely delivery of materials and services from third-party suppliers and collaborative partners, the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals. There can be no assurance that new protocols will receive favorable regulatory review. Reference is made to the Company's latest Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

    Visit NeoRx at www.neorx.com

NeoRx and Pretarget are registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2002 NeoRx Corporation. All Rights Reserved.